Exhibit 99.1

               Eagle Broadband Reports First Quarter 2006 Results

Company Achieves Revenue Growth, Gross Profit Improvement and Achieved Key Sales
                          in IPTV and SatMAX Divisions


    HOUSTON--(BUSINESS WIRE)--Jan. 9, 2006--Eagle Broadband, Inc. (AMEX:EAG), a leading provider of broadband, Internet Protocol (IP) and communications technology and services, today announced financial results for its fiscal 2006 first quarter ended November 30, 2005.
    Total revenues in the first quarter were $1.9 million, reflecting a 27% increase compared to revenues of $1.5 million for the same period last year. Eagle posted a gross profit of $517,000 for the fiscal first quarter of 2006, compared to a negative gross profit for the same period last year. Operating expenses for the first quarter were $3.2 million, which is a 27% decrease from the same period last year when Eagle incurred $4.3 million in operating expenses. Net loss from operations was $2.6 million for the first quarter of 2006, which is a 41% reduction compared to the first quarter of 2005 when Eagle incurred a $4.4 million net loss from operations.
    "This was an important quarter for Eagle as we have begun to see results in our efforts to control and reduce costs and strengthen our operational effectiveness as we reposition the company into the IPTV and satellite communications markets," said Dave Micek, President and CEO of Eagle Broadband. "We have shown marked improvements in our revenue, cost of goods sold, operating expenses, and our net loss as compared to the same period last year. At the same time, we are in a better position with no long term debt and a reduction in accounts payable of $2.1 million during the current quarter."
    Micek continued, "On the sales and contracts side, we saw wins across all of our product lines, including IPTVComplete(TM) and IP set-top boxes, as well as our SatMAX(TM) non-line-of-sight satellite communications technology. We received and delivered an important order for our high-end MediaPro IP5000 set-top box through KoolConnect to a second high-profile resort and casino in Las Vegas. We have begun to see good interest in our recently introduced low-cost MediaPro IP3000, which is well into production. With the signed IPTVComplete contract for AllAccess Las Vegas, we now have a third initial market commitment in addition to Miami and rural Ohio for our new end-to-end IPTV service offering. In addition, our managed services group achieved the highest quarterly revenues in its history. Also during the quarter, we received a SatMAX order from a new customer, a large defense contractor.

    Summary of financial and operational highlights in the 2006 first quarter includes:

    -- Achieved a 27% increase in first quarter revenues versus the comparable period last year

    -- Achieved a $517,000 gross profit for the quarter, representing a gross profit margin of 27% compared to a negative 10% gross profit margin for the comparable period last year

    -- 27% reduction in first quarter operating expenses versus the comparable period last year

    --  Recovered bad debt of $904,000

    -- Closed the first quarter with no long term debt and a reduction in accounts payable of $2.1 million

    -- Reduced first quarter legal and professional fees and contract labor by 57% to $991,000 versus the comparable period last year

    --  Hired Jeff Adams as new in-house corporate counsel

    -- Promoted Dick Sanger to Vice President of Administration, adding corporate operations responsibilities

    -- Promoted Frederick Reynolds to Vice President of Marketing, assuming all investor relations and marketing responsibilities

    -- Hired Brian Morrow as General Manager of the IPTV Solutions Division which includes IPTVComplete and the MediaPro line of IP set-top boxes

    -- Engaged TR Moore & Company, PC to assist the management team during the CFO transition

    --  Promoted Juliet Markovich to Principal Accounting Officer

    --  Hired additional engineering resources for SatMAX

    -- Implemented Board approved 2006 Operating Plan with profit and cost center discipline and accountability

    -- Independent Auditors' report dated November 18, 2005 stated that the Company maintained effective internal controls over financial reporting as of August 31, 2005

    -- Signed IPTVComplete contract with AllAccess for market expansion into Las Vegas

    -- Received and delivered order from KoolConnect for MediaPro IP5000HD set-top box installations at a second high-profile resort and casino in Las Vegas

    -- Received and shipped SatMAX order from a large defense contractor as part of an initial phase of a Department of Defense program

    About Eagle Broadband

    Eagle Broadband is a leading provider of broadband, Internet Protocol (IP) and communications technology and services that create new revenue opportunities for broadband providers and enhance communications for government, military and enterprise customers. Eagle leverages years of proven experience delivering advanced, IP-based broadband bundled services to provide service provider partners with a way to deliver next generation entertainment, communications and security services to their subscribers. The company's product offerings include IPTVComplete(TM), the fastest, lowest cost way for broadband providers to deliver the most competitive IP video services, the MediaPro line of HDTV-ready IP set top boxes that enable broadband providers and hotel operators to maximize revenues by delivering state-of-the-art, interactive entertainment services and the SatMAX(TM) satellite communications system that provides government, military, homeland security and enterprise customers with reliable, non-line-of-sight, voice and data communications from any location on Earth. The company is headquartered in Houston, Texas. For more information, please visit www.eaglebroadband.com or call 281-538-6000. (EAGF)
    Forward-looking statements in this release regarding Eagle Broadband, Inc., are made pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements involve risks and uncertainties, including, without limitation, continued acceptance of the company's products, increased levels of competition, new products and technological changes, the company's dependence upon third-party suppliers, intellectual property rights, and other risks detailed from time to time in the company's periodic reports filed with the Securities and Exchange Commission.

    CONTACT: Eagle Broadband, Inc., Houston
             Frederick Reynolds, 281-538-6034
             freynolds@eaglebroadband.com